Exhibit 99.1

GATX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(In millions, except per share data)

	Year Ended December 31
	2011	2010	2009
Revenues
Lease revenues	$900.1	$860.4	$892.3
Marine operating revenues	230.0	198.4	141.2
Other revenue	61.4	55.2	50.1

Total Revenues	1,191.5	1,114.0	1,083.6

Expenses
Maintenance expense	277.5	268.2	270.7
Marine operating expense	165.6	138.0	95.3
Depreciation	226.5	217.0	217.7
Operating lease expense	132.0	140.2	136.6
Other operating expense	27.9	31.5	21.9
Selling, general and administrative	155.3	134.8	127.8

Total Expenses	984.8	929.7	870.0

Other Income (Expense)
Net gain on asset dispositions	65.8	41.1	29.5
Interest expense, net	(168.9)	(167.1)	(167.5)
Other income (expense)	4.0	1.0	3.3

Income before Income Taxes and Share of Affiliates’ Earnings	107.6	59.3	78.9

Income Taxes	(29.2)	(7.0)	(13.3)
Share of affiliates’ earnings (net of tax)	32.4	28.5	15.8

Net Income	$110.8	$80.8	$81.4

Other Comprehensive Income, net of taxes
Foreign currency translation adjustments	(39.6)	(28.4)	18.3
Unrealized (loss) gain on securities	(0.2)	1.3	(0.1)
Unrealized loss on derivative instruments	(0.5)	(3.5)	(4.8)
Post-retirement benefit plans	(18.8)	5.1	(12.7)

Other comprehensive (loss) income	(59.1)	(25.5)	0.7

Comprehensive Income	$51.7	$55.3	$82.1

Per Share Data
Basic	$2.39	$1.75	$1.74
Average number of common shares	46.4	46.1	46.6
Diluted	$2.35	$1.72	$1.70
Average number of common shares and common share equivalents	47.2	47.0	48.8
Dividends declared per common share	$1.16	$1.12	$1.12